EXHIBIT 10.4
EXECUTION COPY

GUARANTEE FACILITY AGREEMENT

Dated February 26th, 2014

among

T-Mobile US, Inc.
as the Company

T-Mobile Airtime Funding LLC
as the Funding Seller

and

KfW IPEX-Bank GmbH
as the Bank

Loan No.: 26445

Relating to a Master Receivables Purchase Agreement among the Company, Landesbank Hessen-Thüringen Girozentrale and certain other parties, dated February 26th, 2014

i

CONTENTS

1.	Interpretation 1

2.	The Facility 8

3.	Issue of the Guarantee 9

4.	Demand and Payment under the Guarantee 9

5.	Voluntary Prepayment and Cancellation 11

6.	Guarantee Commission 12

7.	Default Interest 13

8.	Taxes 14

9.	Increased Costs 17

10.	Illegality 18

11.	Mitigation 19

12.	Representations and Warranties 19

13.	Covenants 21

14.	Events of Default 24

15.	Cash Cover 26

16.	Payments 26

17.	Set-off 27

18.	Indemnities 28

19.	Costs and Expenses 29

20.	Changes to the Parties 29

21.	Confidentiality 31

22.	Notices 32

23.	General Provisions 33

24.	Amendments and Waivers 34

25.	CHOICE OF LAW AND JURISDICTION; WAIVER OF JURY TRIAL 34

26.	Counterparts 35

27.	German VAT regulations 35

THIS AGREEMENT is dated February 26th, 2014 and made among:

(1)	T-Mobile US, Inc., a Delaware corporation, with its business address at 12920 SE 38th Street, Bellevue, Washington, USA 98006 (the Company).

(2)	T-Mobile Airtime Funding LLC, a Delaware limited liability company, with its business address at 12920 SE 38th Street, Bellevue, Washington, USA 98006 (the Funding Seller).

(3)	KfW IPEX-Bank GmbH, a limited liability company incorporated under German law (the Bank).
IT IS AGREED as follows:

1.	Interpretation

1.1
Definitions. Subject to any express provision to the contrary in this Agreement or in its Schedules or unless the context otherwise requires, in this Agreement and its Schedules the following terms have the following meaning:

Affiliate: In relation to a company, partnership or legal entity, a Subsidiary of that company, partnership or legal entity or a Holding Company of that company, partnership or legal entity or any other Subsidiary of that Holding Company.
Banking Day: Each day (other than a Saturday or Sunday), on which commercial banks are open for general business in Frankfurt am Main, Germany and Bellevue, Washington, USA. In relation to payments in USD, Banking Days are, in addition, only days on which banks in London (United Kingdom) are open for payments.
Bank Purchasers: Each of the banks party from time to time to the Onward Purchase Agreement as a “Bank Purchaser”.
Bank Purchasing Agent: Helaba in its capacity as bank purchasing agent under the Purchase Agreement and the Onward Purchase Agreement.
Cash Cover: Such an amount of cash as the Company is required to provide under clause 15 (Cash Cover).
Code: The United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the

Closing Date, and any subsequent provisions of the Code, amendments thereto or substituted therefrom.
Confidential Information: Any information relating to the Company, the Group or the Finance Documents of which the Bank becomes aware in its capacity as the Bank or which is received by the Bank in relation to the Finance Documents from either the Company, the Group or any of their advisers in whatever form, and includes both information given in writing, orally, electronically or in any other way and also any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Bank of clause 21 (Confidentiality);

(b)	is identified at the time of delivery as non-confidential by the Company, the Group or any of their advisers; or

(c)
is known by the Bank before the date the information is disclosed to it as provided above or is lawfully obtained by the Bank after that date, from a source which is, as far as the Bank is aware, unconnected with the Company or the Group and which, in either case, as far as the Bank is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Disruption Event: Either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Company, preventing that party:

(i)	from performing its payment obligations under this Agreement; or

(ii)	from communicating with other parties,
and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

Effective Date: The date on which the Bank notifies the Company that it has received the documents and evidence set out in Schedule 1 in form and substance satisfactory to it or the Bank has waived the requirement of receipt of such documents or evidence that have not been received.
Event of Default: Any of the events or circumstances described in clause 14.1.
Event of Mandatory Prepayment: The event described in clause 5.3 (Change-of-Control event).
Existing Indenture: The Base Indenture, dated as of April 28, 2013, between T-Mobile USA, Inc., the Guarantors party thereto (as defined in the Indenture) and Deutsche Bank Trust Company Americas, as trustee, together with the First Supplemental Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, the Second Supplemental Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, the Third Supplemental Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, the Fourth Supplemental Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, the Fifth Supplemental Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, the Sixth Supplemental Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, the Seventh Supplemental Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, the Eighth Supplemental Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, the Ninth Supplemental Indenture, dated as of April 28, 2013, among TMUS, the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, and the Tenth Supplemental Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the Guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the Base Indenture, and as may be further amended or supplemented from time to time.

Facility: The guarantee facility made available under this Agreement.
Facility Office: In relation to the Bank, its contact details under clause 22.
FATCA:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986, as amended, or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
Finance Documents: Each of the following:

(a)	This Agreement.

(b)	Any other document designated as such by the Bank and the Company.
This expression includes each of such documents severally, and Finance Document means any of them.
Group: The Company and its Subsidiaries for the time being, which expression includes each of such companies severally.
Guarantee: In relation to the Bank, the guarantee issued or to be issued by it under the terms of this Agreement in favor of the original Bank Purchasers in respect of certain obligations of the Funding Seller under the Purchase Agreement (which obligations ultimately benefit the Bank Purchasers under the Onward Purchase Agreement), to be documented by a guarantee agreement among the Bank Purchasing Agent, the Bank Purchasers, Billing Gate One LLC as payee and the Bank substantially in the form as attached as Schedule 2 to this Agreement.
Guarantee Commission: The guarantee commission in respect of the Guarantee payable under clause 6.1 (Guarantee commission).
Guarantee Commission Rate: The rate at which the guarantee commission is calculated under clause 6.1 (Guarantee commission).

Guarantee Liability: The Maximum Guaranteed Amount of the Guarantee less (without double counting) each of the following:

(i)	Any part of that amount which has been repaid or prepaid, in particular in respect of which Cash Cover at such time has already been provided and which is subsisting; and

(ii)	Any amount actually paid by the Bank under the Guarantee.
Guarantee Termination Date: In respect of the Guarantee, the last date on which a claim can be made by the Bank Purchasing Agent on behalf of the beneficiaries under the Guarantee in accordance with the terms of the Guarantee or with the terms of a release (in whole) of the Guarantee by the beneficiaries or the Bank Purchasing Agent on their behalf.
Helaba: Landesbank Hessen-Thüringen Girozentrale, a public law corporation incorporated under the laws of Germany.
Holding Company: In relation to a company, partnership or legal entity, any other company, partnership or legal entity in respect of which the first mentioned company, partnership or legal entity is a Subsidiary.
Indebtedness: Any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent.
Interest Payment Date: The last day of each Interest Period, provided that if such day is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or on the preceding Banking Day (if there is not).
Interest Period: The meaning specified in clause 7.1.
LIBOR: means, in respect of any Interest Period:
(a)    the applicable Screen Rate; or
(b)    (if no Screen Rate is available for the relevant Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Bank at its request by three major commercial banks active in the London interbank market and selected by the Bank for USD loans in an amount comparable to unpaid amount in question and for a time period which most closely corresponds to the anticipated relevant Interest Period, as of 11:00 am London time two (2) Banking Days prior to the first day of each Interest Period (unless market practice differs, in which case the relevant quotation day will be determined by the Bank in accordance with market practice for the offering of deposits in USD and for a period comparable to the anticipated relevant Interest Period) and, if any such rate is below zero, LIBOR will be deemed to be zero.
Mandatory Cost: For the Bank, in relation to any period for which interest is calculated under this Agreement, the percentage rate per annum (if any) notified by it to the Company as its cost of complying with the requirements of the European Central Bank or any other regulatory authority.
Maximum Guaranteed Amount: USD 42,500,000.00, in words: forty-two million five hundred thousand United States Dollars.
Onward Purchase Agreement: The Onward Receivables Purchase Agreement dated February 26th, 2014 and entered into among Billing Gate One LLC as seller, the Bank Purchasers from time to time party thereto, and Helaba as bank purchasing agent.
Parties: The parties to this Agreement, and Party means any of them.
Potential Event of Default: An event or circumstance referred to in clause 14.1, which would (with the giving of notice, the lapse of time, the making of any determination or the satisfaction of any condition as provided in that clause) be an Event of Default.
Purchase Agreement: means the Master Receivables Purchase Agreement dated February 26th, 2014 and entered into among T-Mobile Airtime Funding LLC as funding seller, Billing Gate One LLC as purchaser, Helaba as bank purchasing agent, T-Mobile PCS Holdings LLC as servicer and the Company as performance guarantor.
Screen Rate: means the ICE Benchmark Administration interest settlement rate for USD for the relevant period displayed on the appropriate page of the Reuters screen. If this agreed page is replaced or service ceases to be available, the Bank may specify another page or service displaying the appropriate rate after consultation with the Company.
Security: Any mortgage, pledge, lien, charge, assignment in security, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Subsidiary: A company, partnership or legal entity of which a person either:

(a)
owns directly or indirectly more than 50% of its voting capital or similar right of ownership and, for the purposes of this Agreement, a company, partnership or legal entity is still to be treated as a subsidiary of a person even if the relevant shares are registered in the name of (i) a nominee for that person, (ii) a party holding security over such shares granted by that person, or (iii) that secured party’s nominee; or

(b)	has direct or indirect control, where control means the power (whether by contract or otherwise) to direct its affairs or to direct the composition of its board of directors or equivalent body.
Transaction Documents: The Finance Documents, the Purchase Agreement and the Onward Purchase Agreement, and Transaction Document means any of them.
USD: means the lawful currency of the United States of America.
VAT: any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or any other tax of a similar nature, whether imposed in a member state of the European Union or elsewhere.
Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

1.2	Construction of terms. Unless a contrary intention appears, references in this Agreement to:

(a)
Successors. Natural persons, legal entities, partnerships or unincorporated associations include any natural persons who, or legal entities, partnerships or unincorporated associations which, succeed in whole or in part to their rights or obligations by assignment, by assumption of obligations, by operation of law or otherwise.

(b)
Amended versions. The Finance Documents or other document or security is a reference to the Finance Documents or other document or security as amended, supplemented, novated or replaced from time to time.

(c)	Continuing event. An event or default continuing means that it has not been remedied or waived.

(d)	Regulation. A regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

1.3	Repayment of the Guarantee. The Company repaying or prepaying the Guarantee means:

(a)	the Company providing Cash Cover for the Guarantee (without prejudice to the continued existence of the Guarantee);

(b)	the maximum amount payable under the Guarantee being reduced or cancelled in accordance with its terms or by agreement with the beneficiaries of the Guarantee;

(c)	the beneficiaries of the Guarantee confirming to the Bank that the Bank has no further or has reduced liability under the Guarantee; or

(d)	the Bank being satisfied (acting reasonably) that it has no further liability or has a reduced liability under the Guarantee, and the amount by which the Guarantee is repaid or prepaid is the amount of the relevant Cash Cover or reduction or cancellation unless it is reduced to zero or cancelled in full.

1.4	Headings. Headings in the Finance Documents have no legal significance and do not affect their interpretation.

1.5	Third party rights. The following will apply:

(a)	No rights to third parties. Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms.

(b)
Consent of third parties not required. Notwithstanding any provision of the Finance Documents, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of a Finance Document.

2.	The Facility

2.1	Amount. Subject to the terms of this Agreement, the Bank makes available to the Company a guarantee facility up to the Maximum Guaranteed Amount.

2.2	Purpose. The Facility will be used for the provision of the Guarantee which is referred to as the KfW Guarantee under the Purchase Agreement.

3.	Issue of the Guarantee

3.1
Conditions precedent and notice of satisfaction. The Guarantee will not be issued before the Effective Date and the Bank agrees to give the notification referred to in the definition of the Effective Date promptly upon being satisfied as to the matters referred to in such definition.

3.2
Issue conditions. The Bank will issue the Guarantee to its beneficiaries on the Effective Date unless an Event of Default, Potential Event of Default or Event of Mandatory Prepayment has occurred and is continuing on that date or might result from the issue of the Guarantee.

3.3
No need for prior enquiry. The Bank need not, before issuing the Guarantee, make any enquiry or otherwise concern itself as to whether any event has occurred which would, according to the terms of this Agreement, discharge the Bank from its obligations to issue the Guarantee and the Company will not have any right to resist any claim under clause 4 (Demand and payment under the guarantee) or otherwise on the grounds that any such event had occurred before the issue of the Guarantee.

4.	Demand and Payment under the Guarantee

4.1	Claim under the Guarantee. The following will apply:

(a)
The Bank may pay beneficiaries. The Company irrevocably and unconditionally authorizes the Bank to pay any claim in writing made or purported to be made by the Bank Purchasing Agent on behalf of the beneficiaries under the Guarantee and which appears on its face to be in order (a Claim).

(b)	Reimbursement by the Company. The Company shall on the later of:

(i)	the date of demand by the Bank; and

(ii)	the latest date the Bank is obliged to make payment under the Guarantee following a demand by the Bank Purchasing Agent on behalf of the beneficiaries under the Guarantee, pay to the Bank an amount equal to the amount of any Claim.

4.2	Preservation of the Bank's rights. The Company acknowledges each of the following:

(a)	No investigation needed. The Bank is not obliged to carry out any investigation or seek any confirmation from the Company or any other person before paying a Claim.

(b)
Concerned only with documents. The Bank deals in documents only and will not be concerned with the legality of a Claim or any underlying transaction or any set-off, counterclaim or other defence available to any person.

(c)	Genuineness of a Claim. The Company's obligations under clause 4 (Demand and payment under the guarantee) will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any Claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a Claim or other document.

4.3	Indemnity in respect of the Guarantee. The following will apply:

(a)
Indemnity for the Bank's loss. The Company shall within 3 Banking Days of demand indemnify the Bank against any loss or liability incurred by the Bank (otherwise than by reason of its gross negligence or wilful misconduct) as a result of having issued the Guarantee.

(b)
Preservation of the Bank's rights. The Company's obligations under clause 4.3 will not be affected by any act, omission, matter or thing which, but for clause 4.3(b), would reduce, release or prejudice any of its obligations under clause 4.3 including (without limitation and whether or not known to it or any other person):

(i)	any time, waiver or consent granted to, or composition with, the Company, the beneficiaries under the Guarantee or any other person;

(ii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company, any beneficiary under the Guarantee or any other person;

(iv)	any amendment (however fundamental) or replacement of the Transaction Documents or any other document or security;

(v)	the unenforceability, illegality or invalidity of any obligation of any person under the Transaction Documents or any other document or security; or

(vi)	any insolvency or similar proceedings.

4.4
No intermediate satisfaction. The Company's obligations under clause 4.3 (Indemnity in respect of the guarantee) are continuing obligations and will extend to the ultimate balance of all sums payable by the Company under or in connection with this Agreement regardless of any intermediate payment or discharge in whole or part.

5.	Voluntary Prepayment and Cancellation

5.1	Cancellation by the Company. The Company may, on giving to the Bank not less than 10 Banking Days' prior notice (such notice to be received before the Guarantee has been issued), cancel the Facility.

5.2	Miscellaneous provisions. The following will apply:

(a)	Notices of cancellation/prepayment. Any notice of cancellation or of prepayment under this Agreement is irrevocable and shall specify the relevant date and the amount involved.

(b)	Cancellation/prepayment. No cancellation or prepayment is allowed except as provided in this Agreement.

(c)	Guarantee Commission. Any prepayment under this Agreement shall be made together with accrued Guarantee Commission on the amount prepaid.

(d)	No reinstatement. The Company may not require the Bank to reinstate any Guarantee Liability that is prepaid.

5.3	Change-of-Control Event. The following will apply:

(a)
Definitions. For the purposes of this clause 5.3, a Change-of-Control Event occurs if Deutsche Telekom AG, Bonn/Germany, is no longer the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of at least 50% of the Voting Shares of the Company (or any successor entity).

(b)	Company to notify Bank. To the extent legally permissible, the Company shall promptly inform the Bank if a Change-of-Control Event has occurred or is likely to occur.

(c)	Effect of event. The Bank may at any time after the occurrence of a Change-of-Control Event or pursuant to clause 5.3(d) (Consultation) by notice to the Company:

(i)	cancel the Facility; and/or

(ii)
declare that all or any part of the amounts outstanding under the Finance Documents (excluding, for the avoidance of doubt, any sum payable in respect of Cash Cover) are immediately due and payable; and/or

(iii)	require the Company to provide immediate Cash Cover.

(d)
Consultation. In addition, if the Company has informed the Bank that a Change-of-Control Event is about to occur, or if the Bank has reasonable cause to believe that a Change-of-Control Event is about to occur, the Bank may request that the Company consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. After the earlier of:

(i)	the lapse of 30 (thirty) days from the date of such request for consultation; and

(ii)	the occurrence of the anticipated Change-of-Control Event,
the Bank may exercise its rights under clause 5.3(c).

(e)
When amount due. The Company shall pay any amount required to be paid under clause 5.3(c) on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the Bank's notice.

(f)	Effect of notice. Any notice given under clause 5.3(c) will take effect in accordance with its terms.

6.	Guarantee Commission

6.1
Rate. Subject to clause 6.4, the Company shall pay a Guarantee Commission at the rate of 1.35% (in words: one point three five per cent.) per annum on the Guarantee Liability from day to day during the period from (and including) the date of this Agreement to (but excluding) the Guarantee Termination Date.

6.2	Calculation basis. Guarantee Commission will be calculated on the basis of the actual number of days elapsed and a 360 day year.

6.3	When due. Accrued Guarantee Commission shall be paid in arrear on each 30 March, 30 June, 30 September and 30 December of each year falling during such period and on the Guarantee Termination Date.

6.4
If the Guarantee Liability is zero. No Guarantee Commission will be payable if the Guarantee Liability has definitely been reduced to zero in accordance with the provisions of the definition of "Guarantee Liability".

7.	Default Interest

7.1
Default interest periods. If the Company does not pay any sum payable by it under the Finance Documents when due or if the Company does not pay any sum payable by it under any court judgment in connection with the Finance Documents on the date of such judgment, then for the purposes of clause 7 an Interest Period means the period beginning on:

(a)	such due date; or

(b)	the date of such judgment,
and ending on the date on which the Company's obligation to pay such sum (the balance of such sum for the time being unpaid being an Unpaid Sum) is discharged. Each Interest Period (other than the first) will start on the last day of the preceding Interest Period and be of a duration selected by the Bank.

7.2
Rate of default interest. The rate of interest on each Unpaid Sum for each Interest Period will be the percentage rate per annum determined by the Bank in accordance with market practice to be the rate equal to the aggregate of the following:

(a)	2%.

(b)	The Guarantee Commission Rate.

(c)	LIBOR.

(d)	The Bank's Mandatory Costs, if any.

7.3	Payment and calculation bases. The Company shall pay accrued default interest on each Unpaid Sum on each Interest Payment Date. Default interest will be calculated on the basis of the actual number of days elapsed and a 360 day year for each Unpaid Sum.

7.4	Compounding of default interest. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum.

8.	Taxes

8.1
No deductions. All payments by the Company under the Finance Documents shall be made without any deduction or withholding for, or on account of, any taxes, levies or other charges or withholdings of a similar nature (including any related penalty or interest) (a Tax Deduction). If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

8.2
Notification of withholding. If the Company or the Bank becomes aware that the Company shall have become required to make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify the Bank.

8.3	If deduction is required. If the Company is required to make a Tax Deduction, the following will apply:

(a)	Minimum deduction. The Company shall make the minimum Tax Deduction required.

(b)	Payment. The Company shall make any payment required in connection with that Tax Deduction within the time allowed by law.

(c)
Evidence of payment. Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company shall deliver to the Bank evidence satisfactory to the Bank (acting reasonably) that the Tax Deduction has been made or (as applicable) that the appropriate payment has been paid to the relevant taxing authority.

8.4	Tax indemnity. The following will apply:

(a)
Scope. Except as provided in clause 8.4(b) and clause 8.5 (No recovery for tax gross-up) the Company shall indemnify the Bank against any loss or liability which it determines will be or has been suffered (directly or indirectly) by it for, or on account of, tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Excluded payments. Clause 8.4(a) does not apply to any tax assessed on the Bank under the laws of any jurisdiction in which:

(i)	the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which it is treated as resident for tax purposes; or

(ii)	the Bank's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that tax is imposed on or calculated by reference to the net income received or receivable by the Bank. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Bank, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

8.5	No recovery for tax gross-up. Clause 8.4(a) does not apply to the extent that a loss or liability is compensated for by an increased payment under clause 8.1 (No deductions).

8.6	Notification of claim. If the Bank intends to make a claim under clause 8.4 (Tax indemnity), it shall notify the Company of the event which will give, or has given, rise to the claim.

8.7	Tax Credit. If the Company makes a payment under clause 8.1 (No deductions) or clause 8.4 (Tax indemnity) (a Tax Payment) and the Bank determines (in its absolute discretion) that:

(a)
Relief from tax. A credit, relief, remission or repayment in respect of tax is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	Relief used. It has obtained and utilised such credit, relief, remission or repayment, it shall pay an amount to the Company which the Bank determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been in, if the Company had not made the Tax Payment.

8.8	Stamp taxes. The Company shall indemnify the Bank against any stamp duty, registration or other similar tax (together with any related penalty or interest) payable in respect of a Finance Document.

8.9	Value added tax. The following will apply:

(a)
Amounts are VAT exclusive. All amounts expressed to be payable under a Finance Document by the Company to the Bank which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such supply. Accordingly, subject to clause 8.9(b), if VAT is or becomes chargeable on any supply made by the Bank to the Company under a Finance Document and the Bank is required to account to the relevant tax authority for the VAT, the Company shall pay to the Bank (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Bank shall promptly provide an appropriate VAT invoice to that Party).

(b)
VAT on costs and expenses. Where a Finance Document requires the Company to reimburse or indemnify the Bank for any costs or expenses, the Company shall reimburse or indemnify (as the case may be) the Bank for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Bank reasonably determines that it (or any other member of any group of which it is a member for VAT purposes) is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

8.10
U.S. Federal and state withholding. Notwithstanding any other provision of this Agreement, the Company shall comply with all U.S. federal and state withholding requirements with respect to payments to the Bank of amounts that the Company reasonably believes are applicable under the Code, the treasury regulations or any applicable state or local law. The Company will withhold on payments to the Bank unless the Bank provides at such time or times as required by law (i) a correct, complete and properly executed U.S. Internal Revenue Service Form W-8BEN claiming eligibility of the Bank for benefits of an income tax treaty to which the United States is a party, (ii) a correct, complete and properly executed U.S. Internal Revenue Service Form W-8ECI, (iii) a correct, complete and properly executed U.S. Internal Revenue Service Form W-8BEN and a certificate of a duly authorized officer of the Bank to the effect that the Bank is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code, or (iv) a correct, complete and properly executed U.S. Internal Revenue Service Form W-8IMY, with appropriate attachments from each of the beneficial owners that either (a) satisfies one of the clauses (i) through (iii) above or (b) is a correct, complete and properly executed U.S. Internal Revenue Service Form W-9. For any period with respect to which the Bank has failed to provide the Company with the appropriate, complete and accurate form or other relevant document pursuant to this clause 8.10 establishing a complete exemption from U.S. federal withholding tax, the Bank shall not be entitled to any “gross-up” of taxes or indemnification under this clause 8.

8.11
FATCA withholding. If a payment made by the Company to any party under the Finance Documents would be subject to U.S. Federal withholding Tax imposed by FATCA if such party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such party shall deliver to the Company, at the time or times prescribed by law and at such time or times reasonably requested by the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA, to determine that such party has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause 8.11, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no obligation to make a payment to the Bank related to a FATCA Deduction or make a “gross-up” payment of taxes or indemnification under this clause 8 to the Bank related to a FATCA Deduction. Solely for purposes of this clause 8.11, “FATCA Deductions” means any deductions or withholdings required by FATCA from any payments made by the Company in connection with this Agreement or any of the other Finance Documents.

9.	Increased Costs

9.1	At the Bank’s request the Company shall promptly reimburse the Bank for any Increased Costs, which are incurred as a result of

(a)
any modifications to the legal requirements to which the Bank is subject (including laws or regulations on regulatory capital, liquidity ratios, capital ratios or any other rule imposed by bank or currency regulators) or in the interpretation or application of such requirements; or

(b)
the compliance with any request or requirement issued by any central bank, the banking and/or capital market supervisory authority or any fiscal or other authority (irrespective of whether this request or requirement is legally binding) that was made or entered into force following the conclusion of this Agreement.

With respect to Increased Costs applicable for a certain period of time, the Bank may only request compensation with respect to Increased Costs from the time after the request has been made.

9.2	Increased Costs shall be:

(a)	any additional or increased costs of the Bank;

(b)	a reduction in the Bank‘s return on equity; or

(c)	any reduction of an amount owed by the Company to the Bank,
to the extent such costs and reductions arise in connection with the Guarantee or this Agreement. Any taxes on the Bank’s revenues or income levied in Germany shall not be included in the calculation of the Increased Costs.

9.3
The Bank shall notify the Company of the reasons for the Increased Costs and, at the Company’s request, shall provide a reasonably detailed statement setting forth the calculation of the amount to be reimbursed.

10.	Illegality

10.1
Illegality – Notice to the Company. If in any applicable jurisdiction it becomes unlawful for the Bank to perform any of its obligations under a Finance Document or to issue or leave outstanding the Guarantee or it becomes unlawful for any Affiliate of the Bank for the Bank to do so, it shall notify the Company promptly upon becoming aware that it is so unlawful and each of the following will apply:

(a)	Effect. The Bank shall promptly notify the Company:

(i)
if at that time the Guarantee has not been issued, that the Bank is not obliged to issue the Guarantee and the Facility is cancelled (and in such case, for the avoidance of doubt, the Guarantee Liability shall immediately, automatically and definitely be reduced to zero); and

(ii)	if at that time the Guarantee has been issued, that the Company shall provide Cash Cover and pay all other amounts payable by the Company to the Bank under the Finance Documents on the date determined under clause 10.1(b)

(b)	When due. The date for the payment will be the date specified by the Bank in its notification to the Company, which date shall be the latest day allowed by law.

11.	Mitigation

11.1
Extra cost or illegality. The Bank shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which result or would result in any amount becoming payable under, or cancelled pursuant to, clause 8 (Taxes), clause 9.3 (Illegality) or the definition of Mandatory Cost, including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

11.2	Company's indemnity. The Company shall indemnify the Bank for all costs and expenses reasonably incurred by it as a result of any step taken by it under clause 11.1.

11.3	Company's obligations remain. Clause 11.1 does not in any way limit the Company's obligations under the Finance Documents.

11.4	No adverse effect. The Bank is not obliged to take any step under clause 11.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

11.5	Conduct of business by the Bank. No term of this Agreement will do any of the following:

(a)	Free to arrange its affairs. Interfere with the Bank's right to arrange any of its affairs in whatever manner it thinks fit.

(b)	No need to make a claim. Oblige the Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim.

(c)	No disclosure. Oblige the Bank to disclose any information relating to any of its affairs or any tax computation.

12.	Representations and Warranties

12.1	Legal representations. The Company makes the following representations and warranties to the Bank:

(a)
Status. The Company is duly incorporated and validly existing as a corporation under the laws of Delaware, USA, and it has power to carry on its business as it is now being conducted and to own its property and other assets.

(b)
Corporate power. The Company has the power to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and all necessary corporate, shareholder and other action has been taken to authorize the execution, delivery and performance of the same by it.

(c)
Binding obligations. Subject to any general principles of law limiting its obligations and referred to in a legal opinion supplied under clause 3.1 (Conditions precedent), the Transaction Documents to which it is a party constitute its legal, valid, binding and enforceable obligations.

(d)
Non-conflict with obligations. The execution and delivery of, the performance of its obligations under and compliance with the provisions of the Transaction Documents to which it is a party do not and will not:

(i)
contravene or conflict in any material respect with any existing applicable law, or regulation, or any judgment, decree or authorization to which it is subject which, in each case, might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents to which it is a party;

(ii)
contravene or conflict in any material respect with, or result in any material breach of any of the terms of, or constitute a material default under any other agreement or other instrument binding upon it which, in each case, might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents to which it is a party; or

(iii)	contravene or conflict with any provision of its statutes or by-laws.

(e)
Most recent accounts. The latest available consolidated audited accounts of the Company have been approved by its auditors to the effect that such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsdiaries, and results of their operations and their cash flows on a consolidated basis.

(f)	No default. No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

(g)
No litigation. No material litigation, arbitration, administrative proceedings or investigation is current or to the best of its knowledge is threatened or pending before any court, arbitral body or agency, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgment or award, which jeopardizes or, if adversely determined is reasonably likely to jeopardize, the Company's ability to perform its obligations under this Agreement.

(h)
Authorizations. It has obtained all necessary material consents, authorizations, licences or approvals of governmental or public bodies or authorities in connection with the Transaction Documents and all such consents, authorizations, licences or approvals are in full force and effect and admissible in evidence.

(i)
Pari passu ranking. The Company's payment obligations under the Finance Documents rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

12.2	Times when made. The following applies in relation to representations and warranties set out in clauses 12.1:

(a)	First made. They will be made on the date of this Agreement.

(b)	Repeated. They will be deemed to be repeated by the Company:

(i)	on the day on which the Bank gives the notification referred to in the definition of the Effective Date (Satisfaction of the conditions precedent); and

(ii)	on each 30 March, 30 June, 30 September and 30 December of each year, by reference to the facts and circumstances then existing.

13.	Covenants

13.1
Information regarding the Company. The undertakings in clause 13.1 will apply from the date of this Agreement for so long as the Guarantee remains to be issued or any Guarantee Liability remains outstanding for which Cash Cover has not been provided or any sum remains payable by the Company under the Finance Documents.

(a)
The Company's annual accounts. The Company will deliver to the Bank as soon as they become available but in any event within 90 days after the end of each of its financial years, its consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year as well as the consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year of Deutsche Telekom AG. The reporting requirements specified in this Section 13.1(a) may be satisfied by filing with the Securities and Exchange Commission through the EDGAR electronic filing system.

(b)
Quarterly information from the Company. The Company will deliver to the Bank as soon as they become available but in any event within 45 days after the end of the first three quarters of each financial year, balance sheets of the Company and its Subsidiaries as of the end of such quarter and statements of income and retained earnings of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Company and meeting the same requirements as the financial information required to be delivered by the Company pursuant to Section 7.1(k)(A) of the Purchase Agreement. The reporting requirements specified in this Section 13.1(b) may be satisfied by filing with the Securities and Exchange Commission through the EDGAR electronic filing system.

(c)
The Company shall provide to the Bank a copy of any certificate required to be delivered pursuant to Section 7.1(k)(F) of the Purchase Agreement at the time that such certificate is delivered pursuant to such section.

(d)	Other information. The Company will provide the Bank from time to time such further information on its general financial situation as the Bank may reasonably require.

(e)
Notify default under this Agreement or the Purchase Agreement. The Company will promptly upon becoming aware of its occurrence notify the Bank (i) of any Event of Default (and the steps, if any, being taken to remedy it) as well as (ii) of any Termination Event (as defined in Section 11.4 of the Purchase Agreement).

(f)
"Know your customer" checks – Information from the Company. The Company will promptly on the Bank's request supply to it any documentation or other evidence that is reasonably required by the Bank (whether for itself or on behalf of any person to whom the Bank may, or may intend to, transfer any of its rights or obligations under this Agreement) to enable the Bank or any such person to carry out and be satisfied with the results of all applicable identification checks that the Bank or any such person is obliged to carry out in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer.

13.2	Financial Covenants.

(a)	Consolidated Equity Ratio (as defined in the Purchase Agreement) shall not at any time be less than 20.0%; and

(b)	Consolidated Leverage Ratio (as defined in the Purchase Agreement) shall not at any time be greater than 450%.

13.3
General covenants. The undertakings in this clause 13.3 will apply from the date of this Agreement for so long as the Guarantee remains to be issued or any Guarantee Liability remains outstanding for which Cash Cover has not been provided or any sum remains payable by the Company under the Finance Documents.

(a)
Comply with laws. The Company will comply in all material respects with all laws and regulations to which it is subject, except for any non-compliance which, in each case, would not be reasonably likely to jeopardize the Company’s ability to perform its obligations under this Agreement.

(b)
Negative pledge. Unless the Company obtains the prior written consent of the Bank, the Company agrees not to not create or tolerate the existence of any Security upon any of its assets, except for the following:

(i)	any Security entered into prior to this Agreement;

(ii)	any Security, lien or other encumbrance arising by operation of law or in the ordinary course of business;

(iii)	to any vendor's lien or other Security on land or other assets, where such Security secures only the purchase price or any credit, having a term of not more than twelve months, obtained to finance it;

(iv)	any pledge over inventories created to secure any short-term credit;

(v)	any Security over or affecting any asset acquired by the Company after the date of this Agreement and subject to which such asset is acquired, if:

1)	such Security was not created in contemplation of the acquisition of such asset by the Company, and

2)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by the Company; and

(vi)	to the extent the respective claims secured do not exceed an aggregate amount of USD 9,000,000,000 (or its equivalent in other currencies);
provided, however, that nothing in this Section 13.3(b) shall prohibit the Company from creating or tolerating the existence of any Security upon any of the Company’s assets with respect to any Security permitted under the Existing Indenture.

(c)	Change in business. The Company will procure that no substantial change is made to the core business of the Group as a whole from that carried on at the date of this Agreement.

(d)
German Money Laundering Act. The Company will promptly submit to the Bank such information and documents as it may reasonably request in order to comply with its obligations to prevent money laundering and to conduct ongoing monitoring of the business relationship with the Company.

14.	Events of Default

14.1	Events of Default. Each of the following is an Event of Default:

(a)	Non-payment. If the Company does not pay any sum payable by it under the Finance Documents at the time, in the currency and in the manner required, unless:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event; and

(ii)	payment is made within 3 Banking Days of the due date.

(b)	Breach of the Finance Documents. If the Company does not comply with any term of the Finance Documents (other than those referred to in clauses 14.1(a)), unless such failure:

(i)	is capable of remedy; and

(ii)	is remedied within a reasonable period of time specified in a notice served by the Bank on the Company.

(c)
Misrepresentation. If any information or document given to the Bank in writing by or on behalf of the Company or any representation or statement made or deemed to be repeated by the Company in this Agreement is or proves to have been incorrect, incomplete or misleading in any material respect when made.

(d)
Cross-default. If the Company shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $100,000,000 in the aggregate, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any Securitization Obligation of the Company in a principal amount of at least $100,000,000 in the aggregate shall be accelerated prior to its express maturity; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or Securitization Obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or Securitization Obligation; or any such Debt or Securitization Obligation shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt or Securitization Obligation shall be required to be made, in each case prior to the stated maturity thereof.

(e)	Insolvency. If a Bankruptcy Event shall occur with respect to the Company.

(f)
Effectiveness of the Finance Documents. If it is or becomes unlawful for the Company to perform any of its obligations under this Agreement or if this Agreement is not effective in accordance with its terms or is alleged by the Company to be ineffective in accordance with its terms.

14.2	Effect of default. The Bank may at any time after the occurrence of an Event of Default that is continuing by notice to the Company do either or each of the following:

(a)	Cancellation. Cancel the Facility.

(b)	Cash Cover. Require the Company to provide immediate Cash Cover.
Any notice given under clause 14.2 will take effect in accordance with its terms.

14.3	Assignment of Recoveries. Upon the occurrence of an Event of Default, the Funding Seller will pay to the Bank all amounts allocated to it that are attributable to Recoveries pursuant to Section 5.4(iii) of the Purchase Agreement, until such time as all amounts payable by the Company to the Bank hereunder shall have been irrevocably paid in full.

15.	Cash Cover
If at any time the Company shall be required to provide Cash Cover, each of the following will apply:

(a)	Payment to the Bank. The Company shall pay to the Bank, to be held as collateral for the Company’s obligations hereunder, an amount equal to the Guarantee Liability at that time.

(b)
When to be repaid. The balance of the amount paid by the Company under clause 15(a) after the Bank has applied such amount in or towards discharge of the Company's liability to it consequent upon the Bank making payment under the Guarantee, will be repaid to the Company by the Bank on the Guarantee Termination Date.

16.	Payments

16.1	Payments to the Bank. The following will apply:

(a)
Funds. On each date on which the Company is required to make a payment under a Finance Document, the Company shall make the amount available to the Bank (unless a contrary indication appears in a Finance Document) for value on the due date, at the time and in such funds specified by the Bank as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment. Payments shall be made to the Bank to its account no. 10926093 with Citibank N.A., New York (BIC CITIUS33) in favor of account no. 8220354487 with KfW (BIC KFWIDEFF), ref. ‘8220354487, T-Mobile US, KV 25928’.

16.2	Currency. Each amount payable under the Finance Documents shall be paid in USD.

16.3
Partial payments. If the Bank receives a payment which is less than the amount then due and payable by the Company under the Finance Documents, the Bank will, notwithstanding any appropriation of that payment by the Company, apply that amount towards payment of the Company's obligations under the Finance Documents in the following order:

(a)	Bank's costs. First, in or towards payment pro rata of any unpaid fees, costs and expenses of the Bank under the Finance Documents.

(b)	Fees. Secondly, in or towards payment pro rata of any accrued fee or commission due but unpaid under this Agreement.

(c)	Interest. Thirdly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement.

(d)
Indemnity amounts. Fourthly, in or towards payment pro rata of any amount due under clause 4.1(b) (Reimbursement by the company) and clause 4.3(a) (Indemnity for the bank's loss) which is due but unpaid under this Agreement.

(e)	Other amount. Fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

16.4	Non-Banking days. The following will apply:

(a)
Interest. Any payment under the Finance Documents which is due to be made on a day which is not a Banking Day, shall instead be made on the next Banking Day in the same calendar month (if there is one) or on the preceding Banking Day (if there is not).

(b)
Original interest rate continues. During any extension of the due date for payment of any principal or unpaid sum under this Agreement interest is payable on that principal at the rate payable on the original due date.

16.5	Timing of payments. If a Finance Document does not provide for when a particular payment is due, that payment will be due within five (5) Banking Days of demand by the Bank.

17.	Set-off

17.1
Not by the Company; Bank charges. All payments by the Company under the Finance Documents shall be made without set-off or counterclaim. All payments under the Finance Documents shall be made free and clear of, and without deduction for or on account of, any bank charges.

17.2	By the Bank. The Bank has and may exercise each of the following rights at any time:

(a)	Matured obligations. The right to set off any due and payable obligation owed to it by the Company under the Finance Documents against any due and payable obligation owed by the Bank to the Company, regardless of the place of payment, booking branch or currency of either obligation.

(b)
Different currencies. The right, where any of the obligations referred to in clause 17.2(a) are in different currencies, to convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

18.	Indemnities

18.1	Currency indemnity. The Company shall, as an independent obligation, indemnify the Bank against any loss or liability which it incurs as a consequence of any of the following:

(a)
Receipt. The Bank receiving an amount in respect of the Company's liability under the Finance Documents in a currency other than the currency in which the amount is expressed to be payable under the relative Finance Document.

(b)
Liability converted. The Company's liability under the Finance Documents being converted into a claim, proof, judgment or order in a currency other than the currency in which the amount is expressed to be payable under the relative Finance Document.

18.2
Other indemnities. Unless otherwise compensated for under another provision of clause 18, the Company shall indemnify the Bank against any loss or liability which it incurs as a consequence of any of the following:

(a)	Default in payment. Failure by the Company to pay any sum under a Finance Document on its due date.

(b)	Prepayment event. The occurrence of an Event of Default or an Event of Mandatory Prepayment.

(c)	Prepayment notice. The Guarantee Liability (or any part of it) not being prepaid in accordance with a notice of prepayment.

(d)
Guarantee not issued. The Bank making arrangements to issue the Guarantee after the Effective Date, but the Guarantee not being issued by reason of the operation of any one or more of the provisions of this Agreement.

18.3	Indemnity to the Bank. The Company shall indemnify the Bank against any loss or liability incurred by the Bank as a result of any of the following:

(a)	Investigating a default. Investigating any event which the Bank reasonably believes to be an Event of Default or a Potential Event of Default.

(b)	Acting on a notice. Acting or relying on any notice which the Bank reasonably believes to be genuine, correct and appropriately authorized.

19.	Costs and Expenses

19.1	Initial and special costs. The Company shall do each of the following:

(a)
Initial costs. Pay all costs and expenses (including legal fees) reasonably incurred by the Bank in connection with the negotiation, preparation, execution and perfection of the Finance Documents and the Guarantee, whether or not the transaction contemplated by this Agreement closes.

(b)
Amendment costs. Pay all costs and expenses (including legal fees) reasonably incurred by the Bank in responding to, evaluating, negotiating and/or complying with any amendment, waiver or consent requested by the Company and relating to the Finance Documents.

(c)
Other costs. Pay all costs and expenses (including legal fees) reasonably incurred by the Bank in connection with any other matter, not of an ordinary administrative nature, arising in connection with the Finance Documents.

19.2
Enforcement costs. The Company shall pay all costs and expenses (including legal fees) incurred by the Bank in connection with the enforcement of, or the preservation of any rights under, the Finance Documents.

20.	Changes to the Parties

20.1	Transfers by the Company. The Company may not assign, charge or otherwise deal with any of its rights, claims or obligations under the Finance Documents.

20.2	Transfers by the Bank. The following will apply:

(a)	Permitted. The Bank may, subject to the following provisions of clause 20.2, at any time:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Bank).

(b)	Company's consent required. The Company's consent is required for any assignment or transfer by novation, unless an Event of Default has occurred and is continuing.
The Company's consent shall not be unreasonably withheld or delayed, and it will be deemed to have given its consent seven (7) days after receipt of a request for consent, unless it is expressly refused by the Company within that time.

(c)	Participations. Nothing in this Agreement restricts the ability of the Bank to sub-contract an obligation if the Bank remains liable under this Agreement for that obligation.

20.3	Costs resulting from change of Bank or Facility Office. If the following occur:

(a)	Transfer by the Bank. The Bank assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)
Additional cost. As a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Bank or to the Bank acting through its new Facility Office under clause 8 (Taxes), then, unless:

(i)	the Company has consented to the assignment or transfer;

(ii)	the assignment, transfer or change is made by the Bank whilst there is continuing an Event of Default, a Potential Event of Default or an Event of Mandatory Prepayment; or

(iii)	the assignment, transfer or change is made as a result of clause 11 (Mitigation), the Company need make only such a payment under clause 8 as it would have been obliged to pay if the assignment, transfer or change had not occurred.

21.	Confidentiality

21.1
Confidential Information. The Bank agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 21 and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

21.2
Disclosure of Confidential Information. The Bank may disclose such Confidential Information about the Company, the Group and the Finance Documents as the Bank considers appropriate in each of the following circumstances:

(a)
Affiliates and employees. To any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners, managers and trustees, if any such person is informed of its confidential nature and the Bank uses all reasonable endeavours to ensure that such person complies with the provisions of clause 21 as if it were the Bank.

(b)	Transfers. Namely:

(i)	To any person who proposes entering (or who has entered) into contractual arrangements with the Bank in relation to this Agreement (a Participant);

(ii)	to any person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any such contractual arrangements (a Financier); and

(iii)	to any of such Participant's and such Financier's Affiliates and any of their officers, directors, employees, professional advisers, auditors, partners, managers and trustees.
However, no such person may receive any Confidential Information until such person shall have agreed with the Bank for the benefit of the Company to keep that information confidential, unless such person is subject to obligations of confidentiality equivalent to those contained in this Agreement.

(c)
Regulatory authority. To any person to whom, and to the extent that, information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, if such person is informed of the confidential nature of the information.

(d)
Litigation. To any person in connection with any litigation, arbitration, administrative or other investigations, proceedings or disputes, if such person is informed of the confidential nature of the information.

(e)	With consent. To any person with the Company's consent.

21.3	Group bound by this clause. The Company confirms that it has authority to agree to the provisions of clause 21 (Confidentiality) also on behalf of the other Group members.

22.	Notices

22.1
In writing. Any communication in connection with the Finance Documents shall be in writing. Each one shall be signed and shall be supplied as an original document or – apart from a Notice of Drawdown – by fax or by e-mail with an attachment in pdf format. If a Notice of Drawdown is given by fax or by e-mail then, without prejudice to the effectiveness and timely receipt of the fax or e-mail transmission, an original version shall in addition be supplied without delay.

22.2	Contact details. The contact details of each Party for all communications in connection with the Finance Documents are those determined in accordance with clause 22.2.

(a) The contact details of the Company are:	Vice President of Treasury Telephone: 1 (425) 383 5019 Fax: +1 (425) 383-4830 Email: Dirk.Wehrse@t-mobile.com
(b) The contact details of the Bank are:
KfW IPEX-Bank GmbH
Department: X1b3
Palmengartenstrasse 5–9
60325 Frankfurt am Main
Germany

Telephone: +49 69 7431-0
Fax: +49 69 7431-4013 (loan administration)
                      +49 69 7431-9609 (documentation & credit)
E-mail: silke.warnicke@kfw.de (loan administration)
                          sebastian.eberle@kfw.de (documentation & credit)

(c)	Changes. Any Party may change its contact details by giving 7 days' prior notice to the other Party.

(d)	Nominated department. Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

22.3	Effectiveness. The following will apply:

(a)
Deemed receipt. Save as provided in clause 22.3, any communication in connection with the Finance Documents will become effective upon receipt and, unless the communication concerned is a Notice of Drawdown, each one will be deemed to be received:

(i)	if sent by letter through the normal post or by courier, 7 days after being deposited in the post or handed to the courier;

(ii)	if sent by letter by registered post, when left at the relevant address;

(iii)	if sent by fax, when despatched if the sender’s fax machine has produced a printed confirmation of a facsimile transmission transmitted error free; or

(iv)	if sent by e-mail with an attachment in pdf format, when the attachment is actually received in readable form.

(b)
Receipt when office closed. A communication under clause 22.3(a) which is received on a non-working day or after 5.00pm in the place of receipt will be deemed to be received only on the next working day in that place.

(c)	Notices to Bank. A communication to the Bank will be effective only on actual receipt by it.

22.4	English language. The following will apply:

(a)	Notices. Any notice in connection with the Finance Documents shall be in English.

(b)	Documents from the Company. All other documents in connection with the Finance Documents shall be:

(i)	in English; or

(ii)	(unless the Bank otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

23.	General Provisions

23.1	Invalidity. If a provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any jurisdiction, each of the following will apply:

(a)	Other provisions unaffected. That will not affect the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents.

(b)	Other jurisdictions unaffected. That will not affect the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

23.2
Certificates and determination. Any certification or determination by the Bank of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3
Accounts. In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Bank are prima facie evidence of the matters to which they relate.

24.	Amendments and Waivers

24.1	Only in writing. Any supplement or amendment to the Finance Documents shall be in writing in accordance with clause 22.1. Any waiver of the requirement of written form shall also be in writing.

24.2
Waivers and exercise of rights. No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under the Finance Documents will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

25.	CHOICE OF LAW AND JURISDICTION; WAIVER OF JURY TRIAL

25.1	New York law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

25.2
Jurisdiction. EACH PARTY HERETO HEREBY (A) IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (B) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT, AND (C) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE

OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OR ALL OF THE OTHER PARTIES HERETO OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

25.3
No Right to Trial by Jury. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF ANY OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL HE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

25.4
Waiver of immunity. To the extent that at the date of this Agreement or at any time in the future the Company can claim for itself or its assets immunity in any jurisdiction, whether it be immunity from proceedings, from execution or from other legal process, the Company irrevocably waives any such immunity to the extent permitted by the laws of the relative jurisdiction.

25.5	Waiver of security for costs. The Company waives any right it may have to require the Bank to give security for costs in any court proceedings.

26.	Counterparts
This Agreement may be executed in any number of counterparts and by different parties to this Agreement on different counterparts, all of which when taken together will constitute a single instrument.

27.	German VAT regulations
All services provided under this Agreement are – to the extent that they may be subject to VAT in Germany – in principle VAT exempt. The Bank's VAT identification number (Umsatzsteuer-Identifikationsnummer) is: DE 254 097 700.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Conditions Precedent Documents

1.	Constitutional documents. Copies of the Company's constitutional documents.

2.
Board resolution. A copy of the resolutions of the Company's Managing Board or other appropriate body approving the terms of, and the transactions contemplated by, the Finance Documents and authorizing a person or persons to sign and deliver the Finance Documents and any other documents required from the Company under the Finance Documents.

3.
Certificate that copies are correct. A certificate of a duly authorized officer of the Company certifying that each copy document specified in this Schedule and relating to the Company is correct, complete, up-to-date and in full force and effect as at a date no earlier than the date of this Agreement.

4.
Specimen signatures – Company. Specimen signatures, authenticated by a duly authorized officer of the Company, of the person(s) authorized to sign on its behalf the Finance Documents and any related documents.

5.
KYC. “Know your customer” documentation, including specimen signatures of the person(s) authorized to sign this Agreement and Notices of Drawdown on behalf of the Company and, in each case, copies of the passports or identity cards and address proof (utility bills, etc.) of such person(s).

6.
Copies of consents. A copy of any authorization or other document, opinion or assurance which the Bank has notified the Company is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or for the validity and enforceability of any Finance Document.

7.
Legal opinions. One or several legal opinion(s) of external counsel to the Company confirming, inter alia, the valid existence and capacity of the Company and the Funding Seller, the due execution of this Agreement by the Company and the Funding Seller under applicable (Delaware) law as well as the validity and enforceability of this Agreement under the laws of New York.

8.	Fees and expenses. Evidence that all fees and expenses then due from the Company under clause 19 (Costs and expenses) have been, or will be, paid.

9.	Purchase Agreement and Onward Purchase Agreement. An executed copy of each of the Purchase Agreement and the Onward Purchase Agreement.

SCHEDULE 2
Form of Guarantee

T-Mobile US, Inc. as the Company
/s/ Dirk Wehrse
Name: Dirk Wehrse
Title: Vice President, Treasury & Treasurer

KfW Guarantee Facility Agreement

T-Mobile Airtime Funding LLC as the Funding Seller
/s/ Dirk Wehrse
Name: Dirk Wehrse
Title: Vice President, Treasury & Treasurer

KfW Guarantee Facility Agreement

KfW IPEX-Bank GmbH as the Bank
/s/ Sven Wabbels
Name: Sven Wabbels
Title: Director
/s/ Sebastian Eberle
Name: Sebastian Eberle
Title: Vice President

KfW Guarantee Facility Agreement